Exhibit 99

Contact:	Randall Oliver (media) (323) 869-7607 randall.oliver@smartandfinal.com Richard Phegley (investors) (323) 869-7779 rick.phegley@smartandfinal.com

SMART & FINAL INC. COMPLETES CEO SUCCESSION

AND APPOINTS NEW DIRECTOR

LOS ANGELES, May 19, 2004 – At its annual meeting of shareholders, Smart & Final Inc. (NYSE – SMF) today named company president and chief operating officer Etienne Snollaerts as its chief executive officer, succeeding Ross E. Roeder, who remains chairman of the board. The action was consistent with the company’s CEO succession plan announced in February.

In addition, Smart & Final announced the appointment of Stephen E. Watson to its board of directors and its audit committee. Watson, 59, was president and chief executive officer of Gander Mountain, L.L.C., a privately held retailer of outdoor recreational equipment and clothing from 1997 to 2002, when he retired. Previously, he held various executive officer positions with Target Corporation and its predecessors. He joined the company in 1972 and headed merchandising for its department store division until becoming the division’s chairman and chief executive officer in 1985. He continued in that role until his retirement from the company in 1996 and additionally held the position of president and board member of Target Corporation from 1991 to 1996.

Watson also serves on the boards of directors of Shopko Stores Inc., a chain of retail stores specializing in discount merchandise; Retek Inc., a leading provider of software services and solutions to the retail industry; and Walker Art Center, a Minneapolis-based multidisciplinary arts organization. He previously served as chair of Minneapolis Downtown Council, chair of Associated Merchandising Corporation, director of Williams College and member of the visiting committee of Harvard Business School. Watson holds an MBA from Harvard Business School and a bachelor’s degree from Williams College.

Also at the Smart & Final annual meeting, four members of the board of directors were re-elected and the company’s certificate of incorporation and bylaws were amended and restated to provide for the annual election of all directors beginning in 2005.

Founded in 1871 in downtown Los Angeles, Smart & Final Inc. currently operates 230 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico. For more information, visit the company’s website at www.smartandfinal.com.

###